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                                                                    EXHIBIT (12)
                           DAYTON HUDSON CORPORATION

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
           FOR THE THREE MONTHS ENDED APRIL 30, 1994 AND MAY 1, 1993
                 AND FOR THE FIVE YEARS ENDED JANUARY 29, 1994

                             (Millions of Dollars)

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


                                         Three Months Ended                      Fiscal Year Ended
                                         ------------------      --------------------------------------------------
                                         Apr. 30,    May 1,       Jan. 29,   Jan. 30,   Feb. 1,   Feb. 2,   Feb. 3,
                                           1994       1993          1994       1993       1992      1991      1990
                                         -------    ------       --------    -------    ------    ------    ------
Earnings:
  Consolidated net earnings...........     $  39     $  30        $  375      $  383     $ 301     $  412    $ 410
  Income taxes........................        25        18           232         228       171        249      268
                                           -----     -----        ------      ------     -----     ------    -----
    Total earnings....................        64        48           607         611       472        661      678
                                           -----     -----        ------      ------     -----     ------    -----

Fixed charges:
  Interest expense....................       108       115           459         454       421        333      283
  Dividends on preferred stock
   (pre-tax basis)....................        10        10            39          39        39         39        2
  Interest portion of rental expense..        12         9            45          43        39         46       45
                                           -----     -----        ------      ------     -----     ------    -----
    Total fixed charges...............       130       134           543         536       499        418      330

Less:
  Dividends on preferred stock
   (pre-tax basis)....................       (10)      (10)          (39)        (39)      (39)       (39)      (2)
  Capitalized interest................        (1)       (1)           (5)         (6)      (11)        (8)     (10)
                                           -----     -----        ------      ------     -----     ------    -----

    Fixed charges in earnings.........       119       123           499         491       449        371      318
                                           -----     -----        ------      ------     -----     ------    -----

Earnings available for fixed charges..     $ 183     $ 171        $1,106      $1,102     $ 921     $1,032    $ 996
                                           =====     =====        ======      ======     =====     ======    =====

Ratio of earnings to fixed charges....      1.40      1.28          2.04        2.06      1.85       2.47     3.02
                                           =====     =====        ======      ======     =====     ======    =====
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